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                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 1999

                            Suburban Bancshares, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                         0-16595                            54-1319411
 (State or other jurisdiction        (Commission File Number)      (IRS Employer Identification Number)
    of incorporation)

            7505 Greenway Center Drive Greenbelt, Maryland 20768-0298
               (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 301.474.6694


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Item 5. Other Events.

       On September 28, 1999, Suburban Bancshares, Inc. ("Suburban"), the bank holding company for Suburban bank of Maryland, Greenbelt, Maryland, entered into a Plan and Agreement to Merge (the "Merger Agreement"), pursuant to which Suburban will be merged into Columbia Bancorp, Inc., the bank holding company for Columbia Bank, Columbia, Maryland (the "Merger"). Columbia will be the surviving company resulting from the Merger. In connection with the merger, Suburban Bank will merge with Columbia Bank, with Columbia Bank surviving the merger. The Merger is intended to be a tax-free reorganization for federal income tax purposes and to be accounted for as a pooling-of-interests.

       Under the Merger Agreement, each share of Suburban common stock outstanding immediately prior to the effective time of the Merger will be converted into 0.2196 shares of Columbia common stock (rounded to the nearest hundredth of a share, with cash being paid in lieu of fractional share interests). The conversion ratio is subject to increase, but not decrease, to the extent necessary to cause the value of the Columbia shares into which each share of Suburban common stock shall have been converted to be $3.00 per share (based on the mean of the daily high and low trade prices of Columbia common stock for the 10 trading days ending on the trading date that is three days before the Effective Date, or, if there are no trades, the daily high bid and low asked prices, reported on NASDAQ), provided that the adjusted conversion ratio may not exceed 0.2338 shares of Columbia common stock per share of Suburban common stock. Options to purchase Suburban common stock outstanding at the effective time of the Merger will be converted as to each whole share subject to such option into a proportionally adjusted option to purchase, for the same aggregate exercise price, the number of whole shares of Suburban common stock subject to the option multiplied by the conversion ratio.

       Consummation of the Merger is subject to various conditions, including
(i) the approval of the shareholders of Suburban and Columbia, (ii) the approval of the appropriate state and federal bank regulators and other governmental agencies, (iii) the receipt of a letter from Columbia's independent auditors that the Merger will qualify for pooling-of-interests accounting treatment, (iv) the receipt of an opinion of counsel that the Merger will be treated for federal tax purposes as a tax free reorganization for federal income tax purposes, and
(v) other customary conditions to closing.

       In connection with the Merger Agreement, Suburban and Columbia entered into an option agreement which provides Columbia with the right to purchase up to 19.9% of Suburban's common stock at an exercise price per share of $2.313 (subject to adjustment in certain circumstances), upon the occurrence of certain events described in the option agreement. Suburban and Columbia also entered into a substantially identical option agreement which provides Suburban the right to purchase up to 9.9% of the Columbia common stock at an exercise price per share of $13.063 (subject to adjustment in certain circumstances), upon the occurrence of certain events described in the option agreement. The options were granted by each of Suburban and Columbia as a condition to the other party's entering into the Merger Agreement.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired.  Not applicable.

(b)  Pro Forma Financial Information.  Not Applicable.

(c)  Exhibits.           (1)         Press release dated September 28, 1999




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                                   Signatures

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SUBURBAN BANCSHARES, INC.

                                        By:  /s/ Winfield M. Kelly, Jr.
                                             -----------------------------------
                                             Winfield M. Kelly Jr., Chairman of
                                               the Board and Chief Executive
                                               Officer

Dated: September 29, 1999